Exhibit 4.24

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Issuer

CITIGROUP INC.

Guarantor

and

THE BANK OF NEW YORK MELLON

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 1, 2017

Supplemental to Indenture dated as of March 8, 2016

providing for the issuance of

Senior Debt Securities

FIRST SUPPLEMENTAL INDENTURE dated as of March 1, 2017 (this “First Supplemental Indenture”), between Citigroup Global Markets Holdings Inc., a New York corporation (the “Company”), Citigroup Inc., a corporation organized and existing under the laws of the State of Delaware, as guarantor (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture dated as of March 8, 2016 (the “Indenture”).

WHEREAS, pursuant to Section 15.01(a)(iii) of the Indenture, the Company, the Guarantor and the Trustee may enter into a supplemental indenture to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no Outstanding Security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

WHEREAS, this First Supplemental Indenture shall apply only to Securities issued on or after March 4, 2017 and shall not apply to any Security that is Outstanding, or that is part of a series (as defined in Section 6.10 of the Indenture) any Security of which is Outstanding, on the date hereof;

WHEREAS, all acts and requirements necessary to make this First Supplemental Indenture a legal, valid and binding obligation of each of the Company and the Guarantor have been done;

WHEREAS, each of the Company and the Guarantor desires to enter into this First Supplemental Indenture and hereby requests that the Trustee enter into the same;

NOW, THEREFORE, the Company, the Guarantor and the Trustee agree as follows:

ARTICLE ONE

Modifications

Section 1.01. Section 10.01(o) of the Indenture is hereby amended by deleting the phrase “unless a Responsible Officer of the Trustee has actual knowledge thereof or”.

Section 1.02. Section 10.03 of the Indenture is hereby amended by deleting the phrase “the board of directors, the executive committee or”.

Section 1.03. Section 16.05(a) of the Indenture is hereby amended by adding the phrase “other than any such sale or lease to one or more of its Subsidiaries,” immediately following the phrase “all or substantially all of its assets to another entity,”.

ARTICLE TWO

Miscellaneous

Section 2.01. The Trustee accepts the trusts created by this First Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Company or the Guarantor and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company and the Guarantor, as applicable.

Section 2.02. Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings given to such terms in the Indenture.

Section 2.03. Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 2.04. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

Section 2.05. This First Supplemental Indenture shall apply only to Securities issued on or after March 4, 2017 and shall not apply to any Security that is Outstanding, or that is part of a series (as defined in Section 6.10 of the Indenture) any Security of which is Outstanding, on the date hereof.

IN WITNESS WHEREOF, each of CITIGROUP GLOBAL MARKETS HOLDINGS INC, CITIGROUP INC., and THE BANK OF NEW YORK MELLON, as Trustee, has caused this First Supplemental Indenture to be signed by one of its officers thereunto duly authorized as of March 1, 2017.

CITIGROUP GLOBAL MARKETS HOLDINGS INC.,
as Company

By:	/s/ Gonzalo Martin
Name: Gonzalo Martin
Title: Treasurer

CITIGROUP INC.,
as Guarantor

By:	/s/ Gregory Peter Kapp
Name: Gregory Peter Kapp
Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President